Exhibit (c)(6)

445 Park Avenue New York, NY 10022-4406 (212) 371-8300 One Post Office Square Boston, MA 02109 (617) 457-0900 3000 Sand Hill Road, Building 2 Menlo Park, CA 94025 (650) 854-9111 One Ferry Building San Francisco, CA 94111 (415) 262-4860 Materials for Discussion October 26, 2004 Needham & Company, Inc. Exhibit (c)(6)

Table of Contents Section 1 Outreach Summary Section 2 Section 3 Selected Technology M&A Transactions Strategic Alternatives

Outreach Summary

Summary During the course of this assignment, we have contacted a broad range of potential acquirers across several market segments including computer peripherals, communications equipment, internet telephony, mobile communications and the broader consumer electronics market. We have contacted 47 companies and private equity funds: 25 reviewed the executive summary; 3 provided an indication of interest; 19 did not respond to our multiple inquiries; and 26 have passed. Next Steps Determine interest and acceptable valuation metrics in the Cenuco and Viseon offers Strategic alternatives

Status of Contact with Potential Acquirers

Cenuco Status: Public (AMEX: ICU) Headquarters: Boca Raton, FL Employees: 18 URL: www.cenuco.com Management: Robert Picow (Chairman) Steve Bettinger (CEO) Recent Developments: 10/25/04: Announced acquisition of Omnipoint Marketing for $22.5M. The acquisition is expected to close in December of 2004. 10/20/04: Cenuco To Showcase Cutting Edge Products For Delivering Streaming Video To Cellular Devices At CTIA Wireless IT and Entertainment 2004 10/19/04: Dave MacCormack, Former Tyco Corporate Fellow Joins Cenuco 10/06/04: As part of its plan to focus exclusively on its wireless video monitoring business, Cenuco has sold its online education and distance learning business. 8/25/04: Cenuco To Unveil New Business/Enterprise Product Technologies Built On Intel Architecture At ASIS International 2004 4/06/04: Cenuco completes financing round raising approximately $6.0M. Investors in the Company include Royal Palm Capital. Business Snapshot: The Company's wireless solutions segment addresses security and surveillance. The wireless segment offers software solutions but can also bundle hardware that will allow real-time mobile access to mission-critical data and live video from any Internet-enabled personal digital assistant (PDA) or cellular phone from anywhere on the globe. The Company's wireless video monitoring solutions allow users to view real-time streaming video of security cameras at their home or place of business from anywhere they receive a cellular connection. Mobile solutions and ancillary services already developed and implemented by the Company include the Cenuco Mobile Manager Security Digital Video Recording System (DVS), Cenuco Mobile Video Monitor Server, MommyTrack and Cenuco Mobile Video Monitor. The Mobile Manager Security DVS system package, released in March 2003, allows for streaming security video in real-time over wireless handheld devices. The Cenuco Mobile Video Monitor Server takes existing DVR video feeds and makes them viewable via wireless handheld or cellular phones. The Mommy Track system, released in June of 2003, is a plug-and-play retail system. This product enables parents, grandparents or other family members to view their children and/or their homes in a real-time video stream over Internet-enabled wireless cell phone/handheld device or computer from anywhere in the world. Company Overview Products Selected Financial Data

Cenuco Indication of Interest Offer price of $28M $14M Cash $14M Stock Additional warrant coverage upon mutually agreed milestones

Cenuco - One Year Stock Price / Volume Performance

Cenuco - One Year Histogram Average Trading Volume: 45,034

Viseon Status: Public (OTCBB: VSNI) Headquarters: Irving, TX Employees: 7 URL: www.viseon.com Management: John C. Harris (Chairman & CEO) Robert Wolf (CFO) Recent Developments: 10/13/04: Viseon Files 31 Patent Applications On Next Generation Visifone Features 9/28/04: Time Warner Cable Launches Videoconferencing Initiative With Viseon's Visifone 9/22/04: Viseon Announces the Appointment of John O'Donnell, President of Avteq Inc., a provider of peripheral equipment to the group visual communications market, to Board of Directors 4/19/04: Viseon Completes $8.5 Million Private Placement. Investors include Pequot Capital, SAC Capital Associates and Henry Harris. Business Snapshot: The VisiFone is a low-cost broadband videophone. It is a self-contained system that does not require a personal computer (PC) or any external equipment. The VisiFone operates on any broadband connection and home or office network including high-speed Internet connections via direct subscriber line (DSL) or cable modem. The VisiFone is H.323 compliant and it is compatible with most corporate video conferencing systems. The personal broadband videophone now sold but not manufactured by Viseon is available in two models, a desktop version that comes with a screen and a set-top version that does not have an integrated screen but requires a separate display device. These products meet specifications that are functionally equivalent to its intellectual property and the Company sought to distribute these products for this reason. The Company is in discussions with other manufacturers to offer such other versions. In addition, Viseon has begun the design process for the next generation of personal videophones, which will have a number of new features. New product features in future generations of the personal videophone are designed to enhance the consumer experience and allow the broadband providers to better manage a network to support personal videophones. Provisions for new standards such as H.264 and protocols such as Session Initiation Protocol are also planned. Company Overview Products Selected Financial Data

Viseon Indication of Interest Offer price of approximately $30M $0.10 per Vialta share in cash $0.20 per Vialta share in stock Warrants equal to 50% of Viseon shares issued

Viseon - One Year Stock Price / Volume Performance

Viseon - One Year Histogram Average Trading Volume: 85,676

Selected Technology M&A Transactions

Selected Technology M&A Transactions

Selected Technology M&A Transactions (cont'd)

Strategic Alternatives

Strategic Alternatives Sale to strategic acquirer Continue to grow organically Distribute cash to shareholders Going private

Sale to Strategic Acquirer

Sale to Strategic Acquirer Benefits Receive premium valuation to current market capitalization Provides partial liquidity now for current shareholders May have access to more resources to invest in the business Potential to gain critical mass and gain investor attention Issues Current market valuation is extremely low (trading below cash value) Current indications of interest do not meet valuation expectations Eliminates future upside potential from product portfolio (Broadband Beamer) Price received not based on future growth potential Current bidders (Cenuco/Viseon) have unproven business models and illiquid stocks

Continue to Grow Organically

Continue to Grow Organically Benefits Vialta is currently growing successfully Enables the Company the opportunity to eventually realize the value of its product portfolio Provided the Company is able to show sustained revenue and earnings growth, it should be able to slowly gain investor interest and increase shareholder value Issues Must recruit new management Investors will likely not ascribe a high valuation to the company until it demonstrates progress on its growth initiatives and is achieving positive cash flow and profitability on a consistent basis Difficult to attract institutional investors due to market capitalization and liquidity No significant near term catalysts to drive stock price appreciation Future growth will largely depend on market acceptance of the Broadband Beamer Implementation of Sarbanes-Oxley and hiring of new auditors The differential between the Company's current market capitalization and the minimum level investors are willing to consider is substantial and will be difficult to overcome Even with very good execution, the above benefits are likely to take a long time to materialize

Distribute Cash to Shareholders

Distribute Cash to Shareholders / Liquidation Benefits Provides immediate liquidity to current shareholders Premium valuation to current share price Issues Costs and liabilities of liquidation Current product portfolio has significant shelf life Eliminates any future upside potential from products in the pipeline

Liquidation Analysis

Liquidation Analysis - Scenario I

Liquidation Analysis - Scenario II

Liquidation Analysis - Scenario III

Going Private Transaction

Going Private Transaction Benefits Opportunity to capture value the market is not currently recognizing Assets can be redeployed to generate greater value than currently being recognized Eliminates significant expenses associated with being public Allows the Company to focus on business opportunities without undue concern about near- term financial effects Opportunity to re-emerge as a public company with a clean slate Alternatively, opportunity to merge in the future at a fair value without the constraint of low public market price Issues Transaction needs to be carefully completed due to issues of full disclosure and perceived "conflicts of interest" by the management team Potential for shareholder lawsuits Relatively complicated transaction - legal, financial, tax and customer considerations Significant investment of time and resources required to successfully transact After going private: Is there a clear exit strategy to obtain liquidity in the near future?

Effects on Key Constituents Constituents Potential Benefits Potential Risks Existing Public Shareholders 5 Premium to current trading value 6 Closure of deal due to financing contingency 6 No continued equity upside potential Management 5 Enhanced equity ownership/ wealth potential 5 Strong performance - based incentive package to align goals with financial sponsor 5 Less quarterly EPS pressure - focus on cash flow 5 Ability to grow business without focus on quarterly analyst earnings expectations 6 If capital structure is leveraged or cash position greatly reduced, it may affect: - Growth strategy - Working capital - Capital spending - Overall financial flexibility 6 Must explain/overcome stigma of "failed" public company 6 Potential loss of confidence by suppliers/customers if results deteriorate Employees 5 Could receive additional equity upside (possibility of ESOP investment in transaction) 6 Increased pressure for realignment of workforce benefits to reduce expenses 6 Potential job loss through "right - sizing" the company 6 Dealing with potential day - to - day operational issues (e.g. customer perceptions, working capital limitations) Customers / Suppliers 5 Enhanced management and employee creativity, commitment and aggressiveness 6 Increased monitoring costs to ensure credit worthiness (suppliers) and quality of service (customers)